QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP REPORTS THIRD QUARTER RESULTS
AND ANNOUNCES INCREASE IN DIVIDEND

        Indianapolis, Indiana—October 25, 2011...Simon Property Group, Inc. (the "Company" or "Simon") (NYSE:SPG) today reported results for the quarter ended September 30, 2011.

  •
  Net income attributable to common stockholders was $274.0 million, or $0.93 per diluted share, as compared to $230.6 million, or $0.79 per diluted share, in the prior year period. The increase on a per share basis was 17.7%.

  •
  Funds from Operations ("FFO") was $606.2 million, or $1.71 per diluted share, as compared to $318.5 million, or $0.90 per diluted share, in the prior year period. Third quarter 2010 FFO as adjusted for a debt extinguishment charge was $503.6 million or $1.43 per diluted share. The increase on an as adjusted per share basis was 19.6%.

        "Our mall and premium outlet operations continue to perform very well, delivering comparable property net operating income growth of 3.8% in the third quarter," said David Simon, Chairman and Chief Executive Officer. "I am pleased with our accomplishments this quarter, including the increase in our ownership of King of Prussia to 96%, and the early October completion of our new corporate credit facility. The Company continues to excel, resulting in today's announcement of $1.10 per share in total common stock dividends to be paid in the fourth quarter of 2011 versus $0.80 paid in the third quarter."

U.S. Operational Statistics(1)

	As of September 30, 2011	As of September 30, 2010	% Increase
Occupancy(2)	93.9%	93.8%	+10 basis points
Total Sales per Sq. Ft.(3)	$517	$473	9.3%
Average Rent per Sq. Ft.(2)	$38.87	$37.58	3.4%

(1)
Combined information for U.S. regional malls and U.S. Premium Outlets, including the Prime portfolio. Prior period amounts have been restated to include Prime. Does not include information for properties owned by SPG-FCM (the Mills portfolio).

(2)
Represents mall stores in regional malls and all owned gross leasable area in Premium Outlets.

(3)
Rolling 12 month sales per square foot for mall stores less than 10,000 square feet in regional malls and all owned gross leasable area in Premium Outlets.

Dividends

        Today the Company announced that the Board of Directors has approved the declaration of the following dividends:

  •
  A quarterly common stock dividend of $0.90 per share, an increase of 12.5% from the previous quarter. The dividend is payable on November 30, 2011 to stockholders of record on November 16, 2011.

  •
  A special common stock dividend of $0.20 per share. The dividend is payable on December 30, 2011 to stockholders of record on December 16, 2011.

  •
  The quarterly dividend on its 8 3/8% Series J Cumulative Redeemable Preferred (NYSE:SPGPrJ) Stock of $1.046875 per share, payable on December 30, 2011 to stockholders of record on December 16, 2011.

        Dividends paid on the Company's common stock during the first three quarters of 2011 total $2.40 per share. After payment of the $1.10 in dividends declared above, dividends paid in 2011 will be $3.50 per share, or 100% of expected taxable income.

Acquisition and Disposition Activity

        On July 19th, the Company acquired a 100% ownership interest in ABQ Uptown, a lifestyle center located in Albuquerque, New Mexico. The 222,000 square foot center is 95% leased and generates sales of approximately $650 per square foot.

        On August 25th, the Company completed a series of transactions that increased its ownership of The Plaza at King of Prussia and The Court at King of Prussia (collectively "King of Prussia") from 12% to 96%. SPG also has the contractual ability to acquire the remaining interests in King of Prussia in the fall of 2013.

        King of Prussia, serving the greater Philadelphia market, is one of the country's largest shopping centers with gross leasable area of 2.4 million square feet. It is also one of the country's most productive super regional malls, generating annual total retail sales in excess of $850 million. A major redevelopment of the center is currently underway, converting the former Strawbridge's building into specialty stores.

Corporate Credit Facility

        On October 5th, the Company announced that it entered into a new unsecured revolving credit facility that increased the Company's revolving borrowing capacity to $4.0 billion. This facility, which can be increased to $5.0 billion during its term, will initially mature on October 30, 2015, and can be extended for an additional year to October 30, 2016 at the Company's sole option. The base interest rate on the Company's new facility is LIBOR plus 100 basis points. In addition, the new facility provides for a money market competitive bid option program that allows the Company to hold auctions to achieve lower pricing for short-term borrowings. The facility also includes a $2.0 billion multi-currency tranche.

Development Activity

In the U.S.

        The Company has two new development projects under construction:

  •
  Merrimack Premium Outlets in Merrimack, New Hampshire—a 409,000 square foot upscale outlet center located one hour north of metropolitan Boston and scheduled to open in June of 2012. It will have over 100 designer and brand outlet stores. The Company owns 100% of this project.

  •
  Tanger Outlets—Texas City—a 350,000 square foot upscale outlet center located in Texas City, Texas. The center is located approximately 30 miles south of Houston and 20 miles north of Galveston and is scheduled to open in November of 2012. The Company owns a 50% interest in this project.

        Renovation and expansion projects are underway at 22 centers including the 102,000 square foot expansion of Seattle Premium Outlets, which started construction earlier this month. In addition, the restoration of Opry Mills in Nashville, Tennessee, continues and is expected to be completed in March of 2012. This Mills asset has been closed since it was damaged by a historic flood in May of 2010.

        In 2011, the Company plans to open a total of 39 new anchors/big boxes, aggregating 1.7 million square feet of leasing activity. Eighteen anchor/big box deals are currently scheduled to open in 2012 and 2013 comprising nearly 900,000 square feet.

International

        On July 14th, the Company opened a 52,000 square foot expansion of Tosu Premium Outlets in Fukuoka, Japan, adding 28 new stores to the center. The Company owns a 40% interest in this project.

        During October, the Company started construction on two additional expansion projects:

  •
  A 103,000 square foot expansion of Rinku Premium Outlets in Izumisano (Osaka), Japan, expected to open in July of 2012. The Company owns a 40% interest in this project.

  •
  A 78,000 square foot expansion of Kobe-Sanda Premium Outlets in Kobe (Osaka), Japan, expected to open in December of 2012. The Company owns a 40% interest in this project.

        Construction continues on the following:

  •
  Johor Premium Outlets, a new 173,000 square foot upscale outlet center located in Johor, Malaysia. The center is located one hour's drive from Singapore and is scheduled to open in December of 2011. The Company owns a 50% interest in this project.

  •
  A 93,000 square foot expansion of Ami Premium Outlets in Ibaraki Prefecture, Japan, expected to open in December of 2011. The Company owns a 40% interest in this project.

2011 Guidance

        On February 4, 2011, the Company initially provided FFO guidance with an estimate of FFO within a range of $6.45 to $6.60 per diluted share. Increased guidance was provided with first quarter results on April 29, 2011, and with second quarter results on July 26, 2011. Today the Company increased guidance once again, estimating that FFO will be within a range of $6.80 to $6.85 per diluted share for the year ending December 31, 2011, and diluted net income will be within a range of $3.00 to $3.05 per share.

        The following table provides a reconciliation of the range of estimated diluted net income available to common stockholders per share to estimated diluted FFO per share.

For the year ending December 31, 2011

	Low End	High End
Estimated diluted net income available to common stockholders per share	$3.00	$3.05
Depreciation and amortization including the Company's share of joint ventures	4.05	4.05
Gain on sale or disposal of assets	(0.25)	(0.25)

Estimated diluted FFO per share	$6.80	$6.85

Conference Call

        The Company will provide an online simulcast of its quarterly conference call at www.simon.com (Investors tab), www.earnings.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. Eastern Time (New York time) today, October 25, 2011. An online replay will be available for approximately 90 days at www.simon.com, www.earnings.com, and www.streetevents.com. A fully searchable podcast of the conference call will also be available at www.REITcafe.com.

Supplemental Materials and Website

        The Company has prepared a supplemental information package which is available at www.simon.com in the Investors section, Financial Information tab. It has also been furnished to the SEC as part of a current report on Form 8-K. If you wish to receive a copy via mail or email, please call 800-461-3439.

        We routinely post important information for investors on our website, www.simon.com, in the "Investors" section. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

        This press release includes FFO, FFO as adjusted and comparable property net operating income growth, which are adjusted from financial performance measures defined by accounting principles generally accepted in the United States ("GAAP"). Reconciliations of these measures to the most directly comparable GAAP measures are included within this press release or the Company's supplemental information package. FFO and comparable property net operating income growth are financial performance measures widely used in the REIT industry.

Forward-Looking Statements

        Certain statements made in this press release may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that our expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and other factors. Such factors include, but are not limited to: the Company's ability to meet debt service requirements, the availability and terms of financing, changes in the Company's credit rating, changes in market rates of interest and foreign exchange rates for foreign currencies, changes in value of investments in foreign entities, the ability to hedge interest rate risk, risks associated with the acquisition, development, expansion, leasing and management of properties, general risks related to retail real estate, the liquidity of real estate investments, environ-mental liabilities, international, national, regional and local economic climates, changes in market rental rates, trends in the retail industry, relationships with anchor tenants, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks relating to joint venture properties, costs of common area maintenance, competitive market forces, risks related to international activities, insurance costs and coverage, terrorist activities, changes in economic and market conditions and maintenance of our status as a real estate investment trust. The Company discusses these and other risks and uncertainties under the heading "Risk Factors" in its annual and quarterly periodic reports filed with the SEC. The Company may update that discussion in its periodic reports, but otherwise the Company undertakes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

Simon Property Group

        Simon Property Group, Inc. is an S&P 500 company and the largest real estate company in the U.S. The Company currently owns or has an interest in 391 retail real estate properties comprising 261 million square feet of gross leasable area in North America, Europe and Asia. Simon Property Group is headquartered in Indianapolis, Indiana and employs more than 5,000 people worldwide. The Company's common stock is publicly traded on the NYSE under the symbol SPG. For further information, visit the Simon Property Group website at www.simon.com.

Simon Property Group, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
REVENUE:
Minimum rent	$664,724	$605,146	$1,958,626	$1,756,913
Overage rent	36,653	26,265	75,774	53,953
Tenant reimbursements	294,305	274,013	861,352	785,634
Management fees and other revenues	31,249	29,980	93,001	86,897
Other income	47,429	43,871	146,341	154,515

Total revenue	1,074,360	979,275	3,135,094	2,837,912

EXPENSES:
Property operating	122,446	115,647	331,013	315,649
Depreciation and amortization	260,802	243,303	788,410	706,402
Real estate taxes	87,264	86,680	273,952	255,067
Repairs and maintenance	24,465	20,200	79,957	64,550
Advertising and promotion	25,773	21,435	72,619	62,553
Provision for (recovery of) credit losses	1,501	(3,096)	3,180	(2,060)
Home and regional office costs	30,525	28,640	91,035	72,699
General and administrative	14,974	5,170	31,614	15,909
Transaction expenses	—	47,585	—	62,554
Other	23,012	15,917	61,254	44,412

Total operating expenses	590,762	581,481	1,733,034	1,597,735

OPERATING INCOME	483,598	397,794	1,402,060	1,240,177
Interest expense	(244,384)	(249,264)	(737,018)	(774,686)
Loss on extinguishment of debt	—	(185,063)	—	(350,688)
Income tax (expense) benefit of taxable REIT subsidiaries	(860)	249	(2,706)	557
Income from unconsolidated entities	17,120	22,533	49,561	50,729
Gain upon acquisition of controlling interest, and on sale or disposal of assets and interests in unconsolidated entities, net	78,307	294,283	92,072	320,349

CONSOLIDATED NET INCOME	333,781	280,532	803,969	486,438
Net income attributable to noncontrolling interests	58,947	49,074	142,934	88,158
Preferred dividends	834	834	2,503	5,779

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$274,000	$230,624	$658,532	$392,501

BASIC EARNINGS PER COMMON SHARE:
Net income attributable to common stockholders	$0.93	$0.79	$2.24	$1.35

DILUTED EARNINGS PER COMMON SHARE:
Net income attributable to common stockholders	$0.93	$0.79	$2.24	$1.35

Simon Property Group, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(Dollars in thousands, except share amounts)

	September 30, 2011	December 31, 2010
ASSETS:
Investment properties, at cost	$28,761,004	$27,508,735
Less—accumulated depreciation	8,239,402	7,711,304

	20,521,602	19,797,431
Cash and cash equivalents	575,817	796,718
Tenant receivables and accrued revenue, net	413,922	426,736
Investment in unconsolidated entities, at equity	1,461,694	1,390,105
Deferred costs and other assets	1,951,173	1,795,439
Notes receivable from related party	651,000	651,000

Total assets	$25,575,208	$24,857,429

LIABILITIES:
Mortgages and other indebtedness	$17,902,961	$17,473,760
Accounts payable, accrued expenses, intangibles, and deferred revenues	1,151,190	993,738
Cash distributions and losses in partnerships and joint ventures, at equity	575,570	485,855
Other liabilities and accrued dividends	262,119	184,855

Total liabilities	19,891,840	19,138,208

Commitments and contingencies
Limited partners' preferred interest in the Operating Partnership and noncontrolling redeemable interests in properties	171,358	85,469
EQUITY:
Stockholders' Equity
Capital stock (850,000,000 total shares authorized, $0.0001 par value, 238,000,000 shares of excess common stock, 100,000,000 authorized shares of preferred stock):
Series J 8 3/8% cumulative redeemable preferred stock, 1,000,000 shares authorized, 796,948 issued and outstanding with a liquidation value of $39,847	45,129	45,375
Common stock, $0.0001 par value, 511,990,000 shares authorized, 297,671,666 and 296,957,360 issued and outstanding, respectively	30	30
Class B common stock, $0.0001 par value, 10,000 shares authorized, 8,000 issued and outstanding	—	—
Capital in excess of par value	8,071,657	8,059,852
Accumulated deficit	(3,220,052)	(3,114,571)
Accumulated other comprehensive (loss) income	(102,004)	6,530
Common stock held in treasury at cost, 3,884,305 and 4,003,451 shares, respectively	(153,436)	(166,436)

Total stockholder's equity	4,641,324	4,830,780
Noncontrolling Interests	870,686	802,972

Total equity	5,512,010	5,633,752

Total liabilities and equity	$25,575,208	$24,857,429

Simon Property Group, Inc. and Subsidiaries
Unaudited Joint Venture Statements of Operations
(Dollars in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:
Minimum rent	$491,742	$478,869	$1,464,092	$1,457,987
Overage rent	42,941	38,283	104,951	94,620
Tenant reimbursements	235,309	234,769	694,914	699,384
Other income	43,209	77,518	134,660	176,245

Total revenue	813,201	829,439	2,398,617	2,428,236
Operating Expenses:
Property operating	167,655	167,653	473,959	477,386
Depreciation and amortization	197,604	195,679	578,802	591,763
Real estate taxes	59,014	61,080	185,724	191,779
Repairs and maintenance	20,005	21,869	62,958	75,643
Advertising and promotion	15,022	13,027	44,716	43,250
Provision for (recovery of) credit losses	2,571	(721)	7,247	718
Other	56,182	50,507	165,532	155,688

Total operating expenses	518,053	509,094	1,518,938	1,536,227

Operating Income	295,148	320,345	879,679	892,009
Interest expense	(218,079)	(218,238)	(644,549)	(653,419)
Loss from unconsolidated entities	(1,665)	(327)	(3,787)	(1,368)
Gain on sale or disposal of assets and interests in unconsolidated entities	78	—	15,583	39,761

Net Income	$75,482	$101,780	$246,926	$276,983

Third-Party Investors' Share of Net Income	$45,271	$66,542	$151,741	$170,231

Our Share of Net Income	30,211	35,238	95,185	106,752
Amortization of Excess Investment(A)	(13,052)	(12,695)	(37,832)	(35,676)
Our Share of Gain on Sale or Disposal of Assets and Interests in Unconsolidated Entities, net	(39)	(10)	(7,792)	(20,347)

Income from Unconsolidated Entities	$17,120	$22,533	$49,561	$50,729

Simon Property Group, Inc. and Subsidiaries
Unaudited Joint Venture Balance Sheets
(Dollars in thousands)

	September 30, 2011	December 31, 2010
Assets:
Investment properties, at cost	$21,409,839	$21,236,594
Less—accumulated depreciation	5,459,929	5,126,116

	15,949,910	16,110,478
Cash and cash equivalents	816,324	802,025
Tenant receivables and accrued revenue, net	376,910	353,719
Investment in unconsolidated entities, at equity	153,459	158,116
Deferred costs and other assets	569,067	525,024

Total assets	$17,865,670	$17,949,362

Liabilities and Partners' (Deficit) Equity:
Mortgages and other indebtedness	$16,010,090	$15,937,404
Accounts payable, accrued expenses, intangibles, and deferred revenue	827,826	748,245
Other liabilities	967,981	961,284

Total liabilities	17,805,897	17,646,933
Preferred units	67,450	67,450
Partners' (deficit) equity	(7,677)	234,979

Total liabilities and partners' (deficit) equity	$17,865,670	$17,949,362

Our Share of:
Partners' equity	$156,981	$146,578
Add: Excess Investment(A)	729,143	757,672

Our net Investment in Joint Ventures	$886,124	$904,250

Simon Property Group, Inc. and Subsidiaries
Footnotes to Unaudited Financial Statements

Notes:

(A)
Excess investment represents the unamortized difference of the Company's investment over equity in the underlying net assets of the partnerships and joint ventures. The Company generally amortizes excess investment over the life of the related properties, typically no greater than 40 years, and the amortization is included in income from unconsolidated entities.

Simon Property Group, Inc. and Subsidiaries
Unaudited Reconciliation of Non-GAAP Financial Measures(1)
(Amounts in thousands, except per share amounts)

Reconciliation of Consolidated Net Income to FFO and FFO as Adjusted

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Consolidated Net Income(2)(3)(4)(5)	333,781	280,532	803,969	486,438
Adjustments to Consolidated Net Income to Arrive at FFO:
Depreciation and amortization from consolidated properties	257,172	239,828	777,489	695,982
Simon's share of depreciation and amortization from unconsolidated entities	98,601	97,788	286,358	290,517
Gain upon acquisition of controlling interest, and on sale or disposal of assets and interests in unconsolidated entities, net	(78,307)	(294,283)	(92,072)	(320,349)
Net income attributable to noncontrolling interest holders in properties	(1,829)	(2,119)	(5,879)	(7,342)
Noncontrolling interests portion of depreciation and amortization	(1,870)	(1,911)	(6,080)	(5,888)
Preferred distributions and dividends	(1,313)	(1,313)	(3,939)	(7,616)

FFO of the Operating Partnership	$606,235	$318,522	$1,759,846	$1,131,742
Loss on extinguishment of debt	—	185,063	—	350,688

FFO as adjusted of the Operating Partnership	$606,235	$503,585	$1,759,846	$1,482,430

Diluted net income per share to diluted FFO per share reconciliation:
Diluted net income per share	$0.93	$0.79	$2.24	$1.35
Depreciation and amortization from consolidated properties and Simon's share of depreciation and amortization from unconsolidated entities, net of noncontrolling interests portion of depreciation and amortization	1.00	0.95	2.99	2.81
Gain upon acquisition of controlling interest, and on sale or disposal of assets and interests in unconsolidated entities, net	(0.22)	(0.84)	(0.26)	(0.92)
Impact of additional dilutive securities for FFO per share	—	—	—	(0.01)

Diluted FFO per share	$1.71	$0.90	$4.97	$3.23
Loss on debt extinguishment	—	0.53	—	1.00

Diluted FFO as adjusted per share	$1.71	$1.43	$4.97	$4.23

Details for per share calculations:
FFO of the Operating Partnership	$606,235	$318,522	$1,759,846	$1,131,742
Adjustments for dilution calculation:
Impact of preferred stock and preferred unit conversions and option exercises(6)	—	—	—	3,676

Diluted FFO of the Operating Partnership	606,235	318,522	1,759,846	1,135,418
Diluted FFO allocable to unitholders	(103,971)	(53,505)	(300,458)	(188,608)

Diluted FFO allocable to common stockholders	$502,264	$265,017	$1,459,388	$946,810

Basic weighted average shares outstanding	293,736	292,830	293,397	290,451
Adjustments for dilution calculation:
Effect of stock options	22	259	88	288
Impact of Series I preferred unit conversion	—	—	—	318
Impact of Series I preferred stock conversion	—	—	—	2,339

Diluted weighted average shares outstanding	293,758	293,089	293,485	293,396
Weighted average limited partnership units outstanding	60,809	59,173	60,423	58,446

Diluted weighted average shares and units outstanding	354,567	352,262	353,908	351,842

Basic FFO per Share	$1.71	$0.90	$4.97	$3.24
Percent Change	90.0%		53.4%
Diluted FFO per Share	$1.71	$0.90	$4.97	$3.23
Percent Change	90.0%		53.9%
Diluted FFO as adjusted per share	$1.71	$1.43	$4.97	$4.23
Percent Change	19.6%		17.5%

Simon Property Group, Inc. and Subsidiaries
Footnotes to Unaudited Reconciliation of Non-GAAP Financial Measures

Notes:

(1)
This report contains measures of financial or operating performance that are not specifically defined by accounting principles generally accepted in the United States ("GAAP"), including funds from operations ("FFO"), FFO as adjusted, FFO per share and FFO as adjusted per share. FFO is a performance measure that is standard in the REIT business. We believe FFO provides investors with additional information concerning our operating performance and a basis to compare our performance with those of other REITs. We also use these measures internally to monitor the operating performance of our portfolio. As adjusted measures exclude the effect of certain non-cash impairment and debt-related charges. We believe these measures provide investors with a basis to compare our current operating performance with previous periods in which we did not have those charges. Our computation of these non-GAAP measures may not be the same as similar measures reported by other REITs.

  The Company determines FFO based upon the definition set forth by the National Association of Real Estate Investment Trusts ("NAREIT"). The Company determines FFO to be our share of consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of previously depreciated operating properties, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP.

  The Company has adopted NAREIT's clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting changes, or a gain or loss resulting from the sale of previously depreciated operating properties. We include in FFO gains and losses realized from the sale of land, outlot buildings, marketable and non-marketable securities, and investment holdings of non-retail real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

(2)
Includes the Company's share of gains on land sales of $0.1 million and $1.0 million for the three months ended September 30, 2011 and 2010, respectively, and $4.5 million and $4.1 million for the nine months ended September 30, 2011 and 2010, respectively.

(3)
Includes the Company's share of straight-line adjustments to minimum rent of $10.8 million and $9.7 million for the three months ended September 30, 2011 and 2010, respectively, and $26.2 million and $23.8 million for the nine months ended September 30, 2011 and 2010, respectively.

(4)
Includes the Company's share of the amortization of fair market value of leases from acquisitions of $6.0 million and $5.0 million for the three months ended September 30, 2011 and 2010, respectively, and $17.7 million and $14.8 million for the nine months ended September 30, 2011 and 2010, respectively.

(5)
Includes the Company's share of debt premium amortization of $2.3 million and $3.0 million for the three months ended September 30, 2011 and 2010, respectively, and $7.0 million and $9.4 million for the nine months ended September 30, 2011 and 2010, respectively.

(6)
Includes dividends and distributions on Series I preferred stock and Series I preferred units. All outstanding shares of Series I preferred stock and Series I preferred units were redeemed on April 16, 2010.

QuickLinks

  Exhibit 99.2